Exhibit 11.0

                     KEARNY FINANCIAL CORP. AND SUBSIDIARIES
                STATEMENTS RE: COMPUTATION OF PER SHARE EARNINGS
                (In Thousands, Except Per Share Data, Unaudited)
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
                                                              Three Months Ended            Nine Months Ended
                                                                March 31, 2006                March 31, 2006
                                                           -------------------------     -------------------------

Income available to common stockholders                       $               2,446           $             7,736

Weighted average shares outstanding                                          71,004                        71,034

Basic earnings per share                                      $                0.03           $              0.11

Income for diluted earnings per share                         $               2,446           $             7,736

Total weighted average common shares and equivalents
outstanding for diluted computation                                          71,326                        71,147

Diluted earnings per share                                    $                0.03           $              0.11


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